Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zynerba Pharmaceuticals, Inc.:

We consent to the use of our report dated March 11, 2019, with respect to the consolidated balance sheets of Zynerba Pharmaceuticals, Inc. and subsidiary as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 6, 2019